EXHIBIT 99.1

News Release

Contact:
Ellen Ewart
Vice President, Investor and Media Relations
410-689-7632
eewart@foundationcoal.com

Foundation Coal Announces Fourth Quarter 2005 Results

Linthicum Heights, Maryland, February 8, 2006 – Foundation Coal Holdings, Inc. (NYSE:FCL) today reported financial results for its fourth quarter and year ended December 31, 2005.

HIGHLIGHTS

•                  Fourth quarter coal sales revenues totaled $334.4 million, a 31 percent increase over the fourth quarter of 2004.

•                  Net income for the quarter was $28.6 million, or $0.61 per diluted share, compared to $4.2 million, or $0.15 per diluted share a year ago.

•                  Quarterly adjusted EBITDA improved to $80.8 million, a 135 percent increase over 2004’s fourth quarter results.

Summary Statistics

($ in millions, except per-share and tonnage amounts)

	Successor Quarter Ended December 31, 2005	Successor Quarter Ended December 31, 2004	Successor Year Ended December 31, 2005	Pro Forma Year Ended December 31, 2004
Coal Sales Revenues	$334.4	$255.6	$1,292.4	$980.9
Coal Shipments (MM Tons)	17.5	16.1	68.8	63.5
Net Income	$28.6	$4.2	$88.9	$3.0
Earnings per Diluted Share	$0.61	$0.15	$1.92	$0.06
EBITDA	$82.8	$43.3	$319.9	$140.4
Adjusted EBITDA	$80.8	$34.4	$309.6	$152.6

NOTE:   For the basis of this presentation, please see note at end of this release and EBITDA reconciliation table.

“Record fourth quarter performance capped a record year for Foundation Coal in 2005,” said James F. Roberts, president and chief executive officer. “Coal markets, already strong in the eastern U.S., gained momentum throughout the year as demand and pricing for western coal improved dramatically in the fourth quarter. With increasing amounts of coal to be repriced, Foundation is well-positioned in the market for the future.”

FINANCIAL RESULTS

Period to Period Comparisons

Fourth quarter coal sales revenues increased 31 percent over 2004 to $334.4 million as shipments increased 9 percent and average per ton sales realizations increased 20 percent.  Quarterly shipments increased from the comparable quarter of 2004 in the Powder River Basin, Northern Appalachia, and Central Appalachia. Fourth quarter shipments from the Powder River Basin were 11.2 million tons, only slightly below the record pace of the third quarter, reflecting continued improvements in rail service. For the year, coal sales revenues increased 32 percent as shipments increased 8 percent and average per-ton sales realizations increased 21 percent.

Of the $3.19 per ton increase in average per-ton sales realizations for the quarter, approximately $1.89 was attributable to higher coal prices, primarily in Northern Appalachia and Central Appalachia. The remaining $1.30 resulted from a combination of increased coal quality premiums, partly as a result of strong prices for sulfur dioxide emissions allowances, and the regional mix of shipments.

As a result of the improvement in coal sales revenues, net income increased to $28.6 million in the fourth quarter of 2005 compared to $4.2 million in the fourth quarter of 2004. Diluted earnings per share for the fourth quarter increased to $0.61 compared to diluted earnings per share per share of $0.15 in the 2004 period. For the year, net income increased to $88.9, $1.92 per diluted share, compared to pro forma net earnings of $3.0 million, $0.06 per diluted share, in 2004. Excluding a coal supply contract settlement charge recognized in the third quarter of 2004, prior year pro forma net earnings were $16.8 million, $0.36 per diluted share.

EBITDA, as defined in the company’s bank credit agreement (“adjusted EBITDA”), improved by 135 percent to $80.8 million in the fourth quarter of 2005 from $34.4 million in 2004. For the year ended December 31, 2005, adjusted EBITDA totaled $309.6 million compared to $152.6 million of pro forma adjusted EBITDA in the year ended December 31, 2004, an increase of 103 percent.

Capital Structure

Cash flow from continuing operations totaled $77.3 million and $184.9 million during the fourth quarter and year of 2005, respectively. In addition to strong earnings, cash flow from continuing operations during the quarter benefited from a reduction of approximately $33.0 million in working capital mainly reflecting the timing of cash payments.

Capital expenditures of $38.0 million, shareholder dividends of $2.2 million, and prepayment of bank debt of $30.0 million during the fourth quarter were funded from cash flows from continuing operations. Capital expenditures during the quarter included a total of $8.5 million related to the following projects: expansion of our Belle Ayr mine, development of the Pax surface mine in West Virginia, including construction of a rail loadout at that site, and construction of an upgraded rail loading facility at Emerald. The cash balance increased by $11.4 million during the quarter.

Prepayments of bank debt during 2005 totaled $50.0 million. Leverage as measured by the ratio of outstanding debt to adjusted EBITDA for the trailing twelve months stands at an estimated 2.1 times at December 31, 2005 compared to 4.5 times at December 31, 2004.

Available liquidity under the revolving credit agreement was $164 million at December 31, 2005.

OPERATIONAL AND COMMERCIAL PERFORMANCE

During the fourth quarter, Foundation achieved several major operational milestones, breaking annual production and shipment records at both its Wyoming and Pennsylvania business units. In Wyoming, combined output from the Belle Ayr and Eagle Butte mines of 43.6 million tons topped the prior record of 42.6 million tons, set in 2003. In Pennsylvania, the Cumberland and Emerald mines combined to set a new single-year production record at 13.8 million tons, compared to the prior high of 13.4 million tons. The Cumberland Mine also set a new record of 7.1 million tons, beating the previous high of 6.7 million tons.

In 2005, Foundation mines achieved an 11 percent improvement in safety performance as measured by improvement in overall total incident rate compared to 2004. According to Roberts, “We made important strides in our overall safety performance in 2005, and while proud of our achievements, we have set even more ambitious safety goals for 2006 in our relentless effort to reduce accidents at our mines.”

Between late October 2005 and late January 2006, the company entered into new sales agreements for approximately 11.8 million tons of coal to be shipped between 2006 and 2010 at prices substantially above current average realizations. By region, new contracts negotiated for the company’s Powder River Basin, Northern Appalachian, and Central Appalachian products are 109 percent, 18 percent, and 41 percent higher, respectively, than actual fourth quarter realizations.

In December, Foundation Coal received “Coal Company of the Year” honors at the 7th Annual Platts Global Energy Awards. Recognized for leadership in mining safety, environmental stewardship, and technical and financial innovation, Foundation received this prestigious award in its first year as a nominated company.

OUTLOOK

Foundation is initiating financial guidance for calendar year 2006 as follows:

Guidance

($ in millions, except per-share amounts)

	2006	2007	2008	2009
Total Revenues	$1,420 – 1,500
Adjusted EBITDA	$350 - 390	—	—	—
Net Income	$70 - 100	—	—	—
Earnings per Diluted Share	$1.50 – 2.15	—	—	—
Capital Expenditures	$150 - 170	—	—	—
Coal Production (MM Tons)	70.5 – 74.5	70.5 – 74.5	75.5 – 79.5	75.5 – 79.5
West	49.0 – 51.0	49.0 – 51.0	54.0 – 56.0	54.0 – 56.0
East	21.5 – 23.5	21.5 – 23.5	21.5 – 23.5	21.5 – 23.5
Coal Shipments (MM Tons)	72.5 – 76.5	72.5 – 76.5	77.5 – 81.5	77.5 – 81.5
West	49.0 – 51.0	49.0 – 51.0	54.0 – 56.0	54.0 – 56.0
East	23.5 – 25.5	23.5 – 25.5	23.5 – 25.5	23.5 – 25.5
Committed and Priced (%) (1)	96%	75%	50%	37%
West	100%	80%	55%	46%
East	88%	64%	38%	13%

Notes:    (1)   As of 1/24/06

In its financial guidance for 2006, Foundation is assuming the following:

•                  Railroad service in the Powder River Basin at a level to support combined shipments of 49 million to 51 million tons from Belle Ayr and Eagle Butte.

•                  Three longwall moves at its Northern Appalachia operations consisting of two moves at Emerald (1st and 4th quarters) and one move at Cumberland (3rd quarter).

•                  Coal quality premiums based on sulfur dioxide allowance prices in the range of $850 to $1,200 per ton.

•                  An income tax rate for financial reporting of 25 percent.

•                  A pre-tax benefit from net amortization of coal supply agreements in the range of $10 to $20 million. This income benefit arises from amortization of the liabilities and assets established in purchase accounting at July 30, 2004 for coal supply agreements whose contractual prices differed from market price curves at July 30, 2004.  This range of net amortization for 2006 is consistent with previous expectations as disclosed in financial statement footnotes. It is approximately $70 million less than the $84.8 million pre-tax income benefit realized in 2005.

•                  Depreciation, depletion and amortization expense in the range of $205 million to $215 million.

•                  Percentage increase in cash operating costs in total dollars in the range of 8 percent to 10 percent, or on a per-ton basis in the range of 1 percent to 3 percent, with the largest increases expected in diesel fuel, explosives and large equipment tires.

•                  Sustaining capital expenditures in 2006 of approximately $100 million to $110 million plus an additional $50 million to $60 million of expenditures for expansion and modernization projects.

The guidance does not assume any additional cost related to potential new safety regulations that may be adopted as a result of recent incidents.

ABOUT FOUNDATION COAL

Foundation Coal Holdings, Inc., through its affiliates, is a major U.S. coal producer with 13 coal mines and related facilities in several states including Pennsylvania, West Virginia, Illinois, and Wyoming. Through its subsidiaries Foundation Coal employs approximately 2,900 people and produces approximately 67 million tons annually, largely for utilities generating electricity. Foundation’s corporate offices are in Linthicum Heights, MD.

CONFERENCE CALL WEBCAST

Foundation Coal Holdings, Inc. will hold a conference call to discuss fourth quarter 2005 financials on Wednesday, February 8, 2006 at 10:00 a.m. EST. The call will be accessible through the internet at Foundation’s website: www.foundationcoal.com and will be archived at this location for a period of two weeks as well.

BASIS OF REPORTING

The acquisition of RAG American Coal Holding, Inc. by Foundation Coal Holdings, Inc. occurred on July 30, 2004 during the calendar third quarter of 2004. In presenting financial results for the year 2004, two bases of reporting are used.

The first basis presents year of 2004 each in two periods. The period January 1 through July 29, 2004 is labeled “predecessor” and represents the consolidated results of operations for RAG American Coal Holding, Inc and subsidiaries for that seven month period. The period February 9, 2004 through September 30, 2004 is labeled “successor” and represents the consolidated results of operations for Foundation Coal Holdings, Inc. and subsidiaries for the five month operating period ended December 31, 2004; Foundation Coal Holdings, Inc. had no significant activities until the acquisition on July 30, 2004.

The second basis presents the year 2004 as if Foundation Coal Holdings, Inc. acquired RAG American Coal Holding, Inc. on January 1, 2004 and completed the Initial Public Offering on that date. This information is labeled “pro forma”. The pro forma presentation incorporates the fair valuation of the assets and liabilities acquired by Foundation Coal Holdings, Inc. on July 30, 2004 (“purchase accounting”) as if the acquisition and application of purchase accounting took place on January 1, 2004. The pro forma adjustments are detailed in the Management Discussion and Analysis section of Foundation Coal Holdings, Inc.’s annual report on Form 10-K.

NON-GAAP DISCLOSURES

EBITDA, a measure used by management to evaluate its ongoing operations for internal planning and forecasting purposes, is defined as income (loss) from continuing operations, plus interest expense, net of interest income, income tax expense (benefit), charges for early debt extinguishment, and depreciation, depletion and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the company’s presentation of EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements.  The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the company’s debt instruments.  The definition of EBITDA as used in the company’s debt instruments is further adjusted for certain cash and non-cash charges/credits and is used to determine compliance with financial covenants and the ability to engage in certain activities such as incurring additional debt and making certain payments.

A reconciliation of the company’s non-GAAP to GAAP results is included as an exhibit to this release.

FORWARD-LOOKING STATEMENTS

Certain statements relating to the future prospects, developments, business strategies, analyses and other information that is based on forecasts of future results and estimates of amounts not yet determinable are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which can be identified as any statement that does not relate strictly to historical or current facts. The company has used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting the company and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the company’s control, that could cause the company’s actual results to differ materially from those matters expressed in or implied by these forward-looking statements. These factors include, but are not limited to: market demand for coal, electricity and steel; weather conditions or catastrophic weather-related damage; the company’s production capabilities; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; environmental laws, including those directly affecting the company’s coal mining and production, and those affecting the company’s customers’ coal usage; regulatory and court decisions; railroad, barge, trucking and other transportation performance and costs; our assumptions concerning economically recoverable coal reserve estimates; employee workforce factors; changes in postretirement benefit and pension obligations; the company’s liquidity, results of operations and financial condition. The company advises investors that it discusses additional risk factors and uncertainties that could cause Foundation Coal Holdings Inc. actual results to differ from forward-looking statements in the company’s Form 10-K for the Fiscal Year ending December 31, 2004 filed with the Securities and Exchange Commission (“SEC”) under the heading “Risk Factors”.  The investor should keep in mind that any forward-looking statement made by the company in this news release or elsewhere speaks only as of the date on which the company makes it. New risks and uncertainties come up from time to time, and it is impossible for the company to predict these events or how they may affect the company. The company has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date of issue, except as may be required by law. In light of these risks and uncertainties, the investor should keep in mind that any forward-looking statement made in this news release or elsewhere might not occur.

Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Millions Except Per Share Data)

(Unaudited)

	Successor	Successor	Successor	Successor	Predecessor
	Quarter Ended December 31, 2005	Quarter Ended December 31, 2004	Year Ended December 31, 2005	Five Month Operating Period Ended December 31, 2004	Seven Months Ended July 29, 2004

Tons sold	17.5	16.1	68.8	27.6	35.9

Revenues	$340.6	$261.4	$1,316.9	$444.6	$551.0
Cost of coal sales	238.5	198.2	936.2	345.8	484.5
Selling, general & administrative expenses	15.4	18.0	50.7	24.7	27.4
Accretion on asset retirement obligations	2.3	1.9	8.5	3.3	4.0
Write-down of long-lived asset	1.6	—	1.6	—	—
Depreciation, depletion and amortization	50.5	58.6	211.2	84.8	61.2
Amortization of coal supply agreements	(17.9)	(44.7)	(84.9)	(67.3)	8.8
Income (loss) from operations	50.2	29.4	193.6	53.3	(34.9)
Interest income	0.6	0.8	1.3	1.0	1.2
Interest expense:
Interest	(11.2)	(11.1)	(44.5)	(17.9)	(16.2)
Amortization of deferred financing costs	(1.8)	(4.3)	(4.8)	(4.4)	—
Surety bond and letter of credit fees	(2.7)	(2.7)	(10.2)	(4.4)	(1.8)
Loss on termination of hedge accounting for interest rate swaps	—	—	—	—	(48.8)
Mark-to-market gain (loss) on interest rate swaps	—	0.6	—	0.5	5.8
Loss on early debt extinguishment	—	—	—	—	(21.7)
Contract settlement	—	—	—	—	(26.0)
Other income	—	—	—	—	—
Income tax (expense) benefit	(6.5)	(8.5)	(46.5)	(13.6)	51.8
Income (loss) from continuing operations	28.6	4.2	88.9	14.5	(90.6)
Income from discontinued operations, net of income tax expense	—	—	—	—	23.1
Net income (loss)	$28.6	$4.2	$88.9	$14.5	$(67.5)
Basic earnings per common share:
Income (loss) from continuing operations	$0.64	$0.16	$1.99	$0.60	$(660.56)
Income from discontinued operations, net of income tax expense	—	—	—	—	168.18
Net income (loss)	0.64	0.16	1.99	0.60	(492.38)
Diluted earnings per common share
Income (loss) from continuing operations	$0.61	$0.15	$1.92	$0.58	$(660.56)
Income from discontinued operations, net of income tax expense	—	—	—	—	168.18
Net income (loss)	0.61	0.15	1.92	0.58	(492.38)
Weighted average shares—basic	44.630	26.711	44.626	24.188	0.137
Weighted average shares—diluted	46.407	27.700	46.275	25.019	0.137

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Supplemental Financial Data

(In Millions Except Per Ton Data)

(Unaudited)

	Successor	Successor	Successor	Pro Forma
	Quarter ended December 31, 2005	Quarter ended December 31, 2004	Year ended December 31, 2005	Year ended December 31, 2004
Tons sold
Powder River Basin	11.2	10.5	43.6	41.7
Northern Appalachia	3.4	2.7	13.7	10.7
Central Appalachia	2.3	2.0	8.9	7.9
Illinois Basin & purchased coal	0.6	0.9	2.6	3.2
Total	17.5	16.1	68.8	63.5

Average realized price per ton sold
Powder River Basin	$7.72	$7.89	$7.47	$7.64
Northern Appalachia	36.68	25.55	35.00	26.74
Central Appalachia	46.44	35.12	45.37	33.95
Illinois Basin and purchased coal	27.60	37.24	32.35	34.34
Total	$19.10	$15.91	$18.79	$15.47

Revenue summary
Powder River Basin	$86.4	$82.4	$325.6	$318.4
Northern Appalachia	124.3	69.2	478.8	285.1
Central Appalachia	105.7	71.3	405.4	267.7
Illinois Basin and purchased coal	18.0	32.7	82.6	109.7
Total coal sales	334.4	255.6	1,292.4	980.9
Other revenues	6.2	5.8	24.5	13.8
Total revenues	340.6	261.4	1,316.9	994.7
Cost of coal sales	238.5	198.2	936.2	799.0
Selling, general and administrative expense	15.4	18.0	50.7	47.5
Accretion on asset retirement obligations	2.3	1.9	8.5	7.8
Write-down of long-lived asset	1.6	—	1.6	—
EBITDA	82.8	43.3	319.9	140.4
Depreciation, depletion and amortization	50.5	58.6	211.2	205.8
Amortization of coal supply agreements (credit)	(17.9)	(44.7)	(84.9)	(152.8)
Income from operations	$50.2	$29.4	$193.6	$87.4

Capital expenditures	$38.0	$20.8	$140.2	$86.3
Cash flow from continuing operations	$77.3	$37.3	$184.9	$54.2
Adjusted EBITDA from Credit Agreement	$80.8	$34.4	$309.6	$152.6
Adjusted EBITDA Margin (Adjusted EBITDA/Revenues)	23.7%	13.2%	23.5%	15.3%

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Millions)

	(Unaudited)
	December 31, 2005	December 31, 2004

Cash & Cash Equivalents	$22.4	$470.3
Trade Accounts Receivable, Net	110.1	66.5
Inventories, Net	96.9	39.7
Other Current Assets	30.3	43.0
Total Current Assets	259.7	619.5
Property Plant & Equipment, Net	1,662.8	1,799.6
Coal Supply Agreements, Net	53.0	84.5
Other Noncurrent Assets	32.6	41.6
Total Assets	$2,008.1	$2,545.2

Current Portion of Term Loan	$—	$—
Accounts Payable and Accruals	217.4	186.2
Dividends Payable	—	444.1
Total Current Liabilities	217.4	630.3
Long-Term Debt	635.0	685.0
Noncurrent Coal Supply Agreements, Net	59.0	178.2
Deferred Income Taxes	67.6	133.8
Other Long-Term Liabilities	689.8	661.1
Stockholders’ Equity	339.3	256.8
Total Liabilities and Stockholders’ Equity	$2,008.1	$2,545.2

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA per the Bank Credit Agreement

To Net Income (Loss) from Continuing Operations

(In Millions)

(Unaudited)

	Successor	Successor	Successor	Sucessor	Predecessor
	Quarter ended December 31, 2005	Quarter ended December 31, 2004	Year ended December 31, 2005	Five Month Operating Period ended December 31, 2004	Seven Months ended July 29, 2004

Net income (loss) from continuing operations	$28.6	$4.2	$88.9	$14.5	$(90.6)
Depreciation, depletion and amortization	50.5	58.6	211.2	84.8	61.2
Amortization of coal sales agreements (credit)	(17.9)	(44.7)	(84.9)	(67.3)	8.8
Interest expense	11.2	11.1	44.5	17.9	16.2
Amortization of deferred financing costs	1.8	4.3	4.8	4.4	—
Surety bond and letter of credit fees	2.7	2.7	10.2	4.4	1.8
Interest income	(0.6)	(0.8)	(1.3)	(1.0)	(1.3)
Income tax expense (benefit)	6.5	8.5	46.5	13.6	(51.8)
Mark-to-market loss (gain) on interest rate swaps	—	(0.6)	—	(0.5)	(5.8)
Loss on termination of hedge accounting for interest rate swaps	—	—	—	—	48.8
Loss on early debt extinguishment	—	—	—	—	21.7
EBITDA	$82.8	$43.3	$319.9	$70.8	$9.0
Adjustments per Credit Agreement:
One-time non-cash charges (credits) resulting from purchase accounting:
Effect on cost of coal sales from market valuation of coal inventories	—	—	—	3.7	—
Overburden removal included in depreciation, depletion and amortization	(6.5)	(15.2)	(22.6)	(15.2)	—
Accretion on asset retirement obligations	2.3	1.9	8.5	3.3	4.0
Non-cash stock based compensation expense	0.5	—	1.5	—	—
Cumberland mine force majeure	—	—	—	—	31.1
Contract settlement					26.0
Other	1.7	4.4	2.3	4.8	15.1
Adjusted EBITDA per Credit Agreement for current period	$80.8	$34.4	$309.6	$67.4	$85.2
Total five month operating period ended December 31, 2004 and seven months ended July 29, 2004					$152.6

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Foundation Coal Holdings, Inc.

Historical and Pro Forma

Consolidated Condensed Statements of Operations

(In Millions Except Per Share Data)

(Unaudited)

	Successor	Successor	Successor	Pro Forma
	Quarter Ended		Year Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004

Tons Sold	17.5	16.1	68.8	63.5

Revenues	$340.6	$261.4	$1,316.9	$994.7
Cost of coal sales	238.5	198.2	936.2	799.0
Selling, general & administrative expenses	15.4	18.0	50.7	47.5
Accretion on asset retirement obligations	2.3	1.9	8.5	7.8
Write-down of long-lived asset	1.6	—	1.6	—
Depreciation, depletion and amortization	50.5	58.6	211.2	204.0
Amortization of coal supply agreements (credit)	(17.9)	(44.7)	(84.9)	(151.0)
Income from operations	50.2	29.4	193.6	87.4
Interest income	0.6	0.8	1.3	2.3
Interest (expense):
Interest	(11.2)	(11.1)	(44.5)	(41.0)
Amortization of deferred financing costs	(1.8)	(4.3)	(4.8)	(6.4)
Surety bond and letter of credit fees	(2.7)	(2.7)	(10.2)	(10.5)
Contract settlment	—	—	—	(26.0)
Other income	—	0.6	—	0.5
Income tax (expense)	(6.5)	(8.5)	(46.5)	(3.3)
Net income	$28.6	$4.2	$88.9	$3.0

Basic earnings per share	$0.64	$0.16	$1.99	$0.07
Weighted average shares	44.630	26.711	44.626	44.626

Diluted earnings per share	$0.61	$0.15	$1.92	$0.06
Weighted average shares	46.407	27.700	46.275	46.275

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.